Exhibit 99

                     WERNER ENTERPRISES, INC.
                  Interstate 80 and Highway 50
                         P. O. Box 37308
                      Omaha, Nebraska 68137


FOR IMMEDIATE RELEASE          Contact:  Robert E. Synowicki, Jr.
                                         (402) 894-3000

Omaha, Nebraska, April 3, 1997

    Werner   Enterprises,   Inc.,   a   nationwide   full-service
transportation company, announced today the promotion of  Gregory
L. Werner to the position of President.

      Mr. Werner, age 37, has 20 years of varied work experience at the Company. Mr. Werner has held supervisory and management positions in virtually all areas of the Company, including Operations, Marketing, Maintenance, and Driver Management. He was promoted in 1984 to Vice President - Maintenance. In 1993, Mr. Werner expanded his executive management role by assuming responsibility for the Company's Management Information Systems. In March 1996, Mr. Werner was promoted to Executive Vice
President and he began working closely with, and under the direction of, Mr. Gary L. Werner.

      Mr. Gary L. Werner, who was President from 1984 to 1991 and again since 1993, will relinquish his position as President and will continue as Vice Chairman of the Board of Directors. He will continue to work closely with the Chairman and Chief Executive Officer, C. L. Werner, in the strategic planning and direction of the Company. Mr. Gary Werner will continue a daily presence at the Company and will maintain a leadership role in significant decisions involving the Company and its operations.

     Werner operates throughout the continental United States and Canada as a full-service transportation company. The Company's common stock trades on the NASDAQ National Market tier of the NASDAQ Stock Market under the symbol WERN.